Exhibit 99.1

Dialogic and Veraz Networks Complete Merger

Company’s New Name is Dialogic and

New NASDAQ Ticker Symbol is DLGC

Enables service providers, enterprises and developers to unleash the profit from video, voice and data for advanced networks

San Jose, CA – October 1, 2010 - Dialogic Corporation, a pioneer in enabling interactive mobile video services and applications, and Veraz Networks, a leading provider of bandwidth optimization and next generation switching products, today announced the completion of the merger of the two companies.

At Veraz’s special meeting of shareholders held on September 30, 2010, shareholders voted to approve three proposals: a merger with Dialogic Corporation; changing the name of the company to Dialogic Inc.; and a 5 for 1 reverse stock split of Veraz’s issued and outstanding common shares resulting in approximately 31 million shares outstanding as of today.

The merged company, headquartered in San Jose, CA, is now named Dialogic and is publicly traded on the NASDAQ under the ticker symbol (NASDAQ: DLGC). Nick Jensen leads the company as Chairman of the Board and Chief Executive Officer (formerly Chairman of the Board and Chief Executive Officer of Dialogic), and Doug Sabella is the President and Chief Operating Officer (formerly Veraz President and Chief Executive Officer). The new Dialogic® product portfolio enables service providers, enterprises and developers to unleash the profit of video, voice and data for advanced networks.

“While the capability of mobile networks around the world has been steadily expanding, the future will bring even greater demands on these networks due to the unprecedented growth in global mobile data and video traffic,” said Jensen. “By combining Dialogic’s proven expertise in enabling applications for voice and video with Veraz’s leadership in voice and data session control, security and transport, we’ve created a company that gives our customers the technologies to maximize the multimedia capabilities of 3G/4G networks. In fact, over 2 billion mobile subscribers today communicate on the networks of service providers who have built their solutions on Dialogic products.”

The merger of Dialogic and Veraz enhances the company’s worldwide service and support offerings and creates an extensive global customer base that includes some of the largest customers in the service provider communications market, along with greater financial resources to pursue opportunities in markets throughout the world.

“As a customer of both Dialogic and Veraz, we believe that the merger of the two companies will continue to enable iBasis to meet the ever changing demands of the networks so we can connect voice, data and video calls to and from all types of fixed and wireless networks,” said Ajay Joseph, CTO at iBasis, one of the largest carriers of international voice calls in the world and a division of Royal KPN N.V. “We look forward to continuing our relationship with Dialogic and are pleased that their expanded product offering will help us further enhance our role as a global leader in Voice over Internet Protocol (VoIP).”

“The combined Dialogic and Veraz is positioned to provide service providers with not only stand-alone media, including video, signaling and security solutions, but also integrated media, signaling and security which will make them competitive in the marketplace,” said Diane Myers, Directing Analyst, Service Provider VoIP and IP Multimedia Subsystem (IMS) at Infonetics Research, a premier international market research and consulting firm specializing in data networking and telecom. “Session Border Controllers (SBCs) and media servers will be the main growth engines for the carrier VoIP market in 2010. For example, the SBC market is accelerating, with worldwide 2Q10 revenue up 27 percent sequentially and up 70 percent over 2Q09, a signal that IP-to-IP connectivity is continuing to overtake IP-to-TDM connectivity.”

“With the merger of Veraz and Dialogic now complete, we are excited to start as a new company with a tremendous product portfolio, and we envision many opportunities for service providers, including their ability to offer enterprise solutions through initiatives such as cloud computing,” said Sabella. “Dialogic will have an unparalleled ability to deliver and manage voice, video and data services on an end to end basis and to offer our customers a broader range of solutions.”

For specific information about VRAZ shares, DLGC shares, CUSIP numbers and other stock information, investors can access a list of Frequently Asked Questions (FAQ) about these topics at http://investor.dialogic.com/.

About Dialogic

For over 25 years, Dialogic (NASDAQ: DLGC) has been providing communications platforms and technology to enterprise and service provider markets. Our portfolio of IP and TDM based multimedia processing and call control technologies enables developers and service providers to build and deploy innovative applications without concern for the complexities of the communications medium or network. This empowers our customers to unleash the profit from video, voice and data for advanced networks. Dialogic is a registered trademark of Dialogic Corporation.

For more information on Dialogic, visit www.dialogic.com. Also, find us on the following social networking sites:

•	Dialogic Exchange Network (DEN)

•	Facebook

•	Twitter

•	YouTube

This press release may contain forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. These forward-looking statements involve risks and uncertainties, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include but are not limited to, potential sales of Dialogic products and services, synergies from the merger of Dialogic and Veraz Networks, the growth of the markets in which Dialogic sells its products and other risks and uncertainties described more fully in our documents filed with or furnished to the Securities and Exchange Commission. More information about these and other risks that may impact Dialogic’s business is set forth the “Risk Factors” section in our 10-K for the year ended December 31, 2009 and our 10-Q for the quarter ended June 30, 2010 as filed with the Securities and Exchange Commission. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements. (VRAZ-IR) (DLGC-IR)

Media Contacts:

Kristen Perry

Dialogic

+ 1 973-967-6665

kristen.perry@dialogic.com

Brianna Swales

Vantage Communications

+ 1 843-576-4139

bswales@pr-vantage.com

Investor Relations Contact:

Ron Vidal or Lynn Morgen

MBS Value Partners

+1 212-750-5800